Final Term Sheet No. 17,094

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos.

333-293641; 333-293641-01

(To Prospectus dated April 8, 2026,

Tax Supplement dated April 8, 2026 and

Product Supplement dated April 8, 2026)

495,000 Units $10 principal amount per unit CUSIP No. 61780N545	Pricing Date Settlement Date Maturity Date	July 1, 2026 July 9, 2026 January 10, 2028

Morgan Stanley Finance LLC

Autocallable Contingent Coupon (with Memory) Buffered Notes Linked to the Common Stock of Micron Technology, Inc.

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Contingent Coupon Payments (with Memory) payable on the applicable Coupon Payment Date if the Observation Value of the common stock of Micron Technology, Inc. (the “Market Measure”) on the applicable quarterly Coupon Observation Date is greater than or equal to 60% of the Starting Value.

￭The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date is $0.56 per unit (equal to a rate of 22.40% per annum).

￭Automatically callable if the Observation Value of the Market Measure on any quarterly Call Observation Date, beginning approximately three months after the pricing date, is at or above the Starting Value. If the notes are called, on the applicable Call Payment Date you will receive the principal amount of your notes plus the Contingent Coupon Payment (with Memory) otherwise due. No further amounts will be payable following an automatic call.

￭If not called, a maturity of approximately one year and six months.

￭If not called, at maturity, if the price of the Market Measure has not declined by more than 40% from the Starting Value, a return of principal plus the final Contingent Coupon Payment (with Memory); otherwise, 1-to-1 downside exposure to decreases in the Market Measure beyond a 40% decline, with up to 60.00% of the principal amount at risk.

￭All payments are subject to the credit risk of Morgan Stanley Finance LLC, as issuer of the notes, and the credit risk of Morgan Stanley, as guarantor of the notes

￭Limited secondary market liquidity, with no exchange listing

The notes are being issued by Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-8 of this term sheet, “Additional Risk Factors” on page TS-10 of this term sheet, and “Risk Factors” on page PS-8 of the accompanying product supplement, “Risk Factors” on page PS-4 of the accompanying tax supplement and page 7 of the accompanying prospectus.

The initial estimated value of the notes as of the pricing date is $9.712 per unit, which is less than the public offering price listed below. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the Market Measure, instruments based on the Market Measure, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-13 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense. The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for principal-at-risk notes, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

_______________________

	Per Unit	Total
Public offering price	$ 10.00	$4,950,000
Underwriting discount(1)	$ 0.10 $ 0.05	$49,500 $24,750
Proceeds, before expenses, to MSFL(2)	$ 9.85	$4,875,750

(1)The underwriting discount reflects a sales commission of $0.10 per note and a structuring fee of $0.05 per note.

(2)See “Use of proceeds and hedging” in the accompanying product supplement.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Morgan Stanley & Co. LLC

July 1, 2026

Autocallable Contingent Coupon (with Memory) Buffered Notes Linked to the Common Stock of Micron Technology, Inc., due January 10, 2028

Summary

The Autocallable Contingent Coupon (with Memory) Buffered Notes Linked to the Common Stock of Micron Technology, Inc., due January 10, 2028 (the “notes”) are senior unsecured medium-term notes issued by MSFL. Payments on the notes are fully and unconditionally guaranteed by Morgan Stanley. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all other unsubordinated and unsecured obligations of MSFL from time to time outstanding, except obligations that are subject to any priorities or preferences by law. The guarantee of the notes will rank equally in right of payment with all other unsubordinated and unsecured obligations of Morgan Stanley, except obligations that are subject to any priorities or preferences by law, and senior in right of payment to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to our and Morgan Stanley’s credit risk. If we default on our obligations under the notes, you could lose some or all of your investment. The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Market Measure on the applicable quarterly Coupon Observation Date is greater than or equal to the Coupon Barrier. The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the formula described below in “Terms of the Notes—Contingent Coupon Payments (with Memory).” The notes will be automatically called if the Observation Value of the Market Measure on any Call Observation Date is equal to or greater than its Call Value. If your notes are called, you will receive the Call Payment on the applicable Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called, at maturity, if the Ending Value of the Market Measure is greater than or equal to the Threshold Value, you will receive the principal amount plus the final Contingent Coupon Payment (with Memory); otherwise, your notes are subject to 1-to-1 downside exposure to decreases in the Market Measure beyond the Threshold Value, with up to 60.00% of the principal amount at risk. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our and Morgan Stanley’s credit risk. See “Terms of the Notes” below.

The original issue price of each note is $10. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes, on the pricing date is less than $10. We estimate that the value of each note on the pricing date is $9.712 per unit.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the Market Measure. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the Market Measure instruments based on the Market Measure, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the Contingent Coupon Payments (with Memory), the Coupon Barrier and the Threshold Value, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the Market Measure, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Market Measure, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

Autocallable Contingent Coupon (with Memory) Buffered Notes	TS-2

Autocallable Contingent Coupon (with Memory) Buffered Notes Linked to the Common Stock of Micron Technology, Inc., due January 10, 2028

Terms of the Notes
Issuer:	Morgan Stanley Finance LLC (“MSFL”)
Guarantor:	Morgan Stanley
Principal Amount:	$10.00 per unit
Term:	Approximately 1.5 years, if not previously called
Market Measure:	The common stock of Micron Technology, Inc., which is the “Underlying Company” (Nasdaq Stock Market LLC symbol: “MU”)
Coupon Barrier:	$619.37, which is 60% of the Starting Value, rounded to two decimal places
Redemption Amount:

If the notes are not automatically called, on the maturity date, in addition to the final Contingent Coupon Payment (with Memory), if any, the Issuer will pay, for each principal amount, an amount, if any, in cash equal to:

￭If the Ending Value is greater than or equal to the Threshold Value: $10

￭If the Ending Value is less than the Threshold Value:

Automatic Call Feature:

If, as measured on any Call Observation Date, the Observation Value is greater than or equal to the Call Value, then the outstanding principal amount will be automatically called in whole and the Issuer will pay, for each unit, an amount in cash on the following Call Payment Date equal to the Call Payment.

Call Payment:	The principal amount plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date.
Threshold Value:	$619.37, which is 60% of the Starting Value, rounded to two decimal places
Call Value:	$1,032.28, which is 100% of the Starting Value
Contingent Coupon Payments (with Memory):

Subject to the automatic call feature, the notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Market Measure on the applicable quarterly Coupon Observation Date is greater than or equal to the Coupon Barrier. The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date is $0.56 per unit (equal to a rate of 22.40% per annum).

Starting Value:	$1,032.28
Ending Value:

The Closing Market Price of the Market Measure on the Final Calculation Day multiplied by the Price Multiplier on that day. The scheduled Final Calculation Day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-32 of the accompanying product supplement.

Observation Value:	The Closing Market Price of the Market Measure on the applicable Coupon Observation Date or Call Observation Date multiplied by the Price Multiplier on that day.
Coupon Observation Dates:

October 1, 2026, January 4, 2027, April 1, 2027, July 1, 2027, October 1, 2027 and January 3, 2028 (the final Coupon Observation Date), which dates occur quarterly through the final Coupon Observation Date. The scheduled Coupon Observation Dates are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-32 of the accompanying product supplement.

Call Observation Dates:	The Coupon Observation Dates beginning on October 1, 2026, and ending on October 1, 2027, subject to adjustment as described under “—Coupon Observation Dates” above.
Final Calculation Day/Maturity Valuation Period:	January 3, 2028 (which will also be the final Coupon Observation Date)
Coupon Payment Dates:

Approximately the fifth business day following the applicable Coupon Observation Date, subject to postponement as described beginning on page PS-30 of the accompanying product supplement; provided however, that the Coupon Payment Date related to the final Coupon Observation Date will be the maturity date.

Call Payment Dates:	The Coupon Payment Dates applicable to the relevant Call Observation Dates
Price Multiplier:	1, subject to adjustments for certain corporate events relating to the Market Measure described beginning on PS-42 of the accompanying product supplement.
Fees and Charges:	The underwriting discount of $0.15 per unit listed on the cover page.
Calculation Agent:	Morgan Stanley & Co. LLC (“MS&Co.”), an affiliate of MSFL.

Autocallable Contingent Coupon (with Memory) Buffered Notes	TS-3

Autocallable Contingent Coupon (with Memory) Buffered Notes Linked to the Common Stock of Micron Technology, Inc., due January 10, 2028

Determining Payments on the Notes

Contingent Coupon Payments (with Memory)

The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Market Measure on the applicable quarterly Coupon Observation Date is greater than or equal to the Coupon Barrier.

Automatic Call Provision

The notes will be called automatically if the Observation Value on a Call Observation Date is equal to or greater than the Call Value. If the notes are called, you will receive $10 per unit plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

If the Ending Value is less than the Threshold Value, you will receive a Redemption Amount that is less, and possibly significantly less, than the principal amount per unit. Even with any Contingent Coupon Payments (with Memory), the return on the notes could be negative.

Autocallable Contingent Coupon (with Memory) Buffered Notes	TS-4

Autocallable Contingent Coupon (with Memory) Buffered Notes Linked to the Common Stock of Micron Technology, Inc., due January 10, 2028

The terms and risks of the notes are contained in this term sheet and in the following:

￭Product supplement dated April 8, 2026:

www.sec.gov/Archives/edgar/data/895421/000095010326005460/dp244130_424b2-psml.htm

￭Tax Supplement dated April 8, 2026

www.sec.gov/Archives/edgar/data/895421/000095010326005451/dp244874_424b2-sats.htm

￭Prospectus dated April 8, 2026:
www.sec.gov/Archives/edgar/data/895421/000095010326005450/dp244347_424b2-basepro.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) by calling 1-800-294-1322. You should read the Note Prospectus, including this term sheet, for information about us, Morgan Stanley and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to MSFL, and not to Morgan Stanley.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

￭You anticipate that the Observation Value of the Market Measure will be greater than or equal to its Coupon Barrier on most or all of the Coupon Observation Dates.

￭You anticipate that the notes will be automatically called, in which case you accept an early exit from your investment, or if not automatically called that the Market Measure will not decrease from the Starting Value to an Ending Value that is below the Threshold Value.

￭You accept that the return on the notes will be limited to the return represented by the Contingent Coupon Payments (with Memory) even if the percentage change in the price of the Market Measure is significantly greater than such return.

￭You are willing to risk a loss of principal and return if the notes are not called.

￭You are willing to forgo dividends or other benefits of owning shares of the Market Measure.

￭You are willing to accept a limited or no market for sales for the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and Morgan Stanley’s actual and perceived creditworthiness, Morgan Stanley’s internal funding rate and fees and charges on the notes.

￭You are willing to assume our credit risk, as issuer of the notes, and Morgan Stanley’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

￭You anticipate that the Observation Value of the Market Measure will be less than its Coupon Barrier on each Coupon Observation Date.

￭You wish to make an investment that cannot be automatically called prior to maturity.

￭You seek an uncapped return on your investment.

￭You seek 100% principal repayment or preservation of capital.

￭You want to receive dividends or other distributions paid on the Market Measure.

￭You seek an investment for which there will be a liquid secondary market.

￭You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take Morgan Stanley’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors in connection with your investment in the notes.

Autocallable Contingent Coupon (with Memory) Buffered Notes	TS-5

Autocallable Contingent Coupon (with Memory) Buffered Notes Linked to the Common Stock of Micron Technology, Inc., due January 10, 2028

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Contingent Coupon Payment (with Memory), the Call Payment or the Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Coupon Barrier, Threshold Value, Call Value and Observation Values, whether the notes are automatically called and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on the following hypothetical terms:

1)a Starting Value of 100.00;

2)a Coupon Barrier of 60.00;

3)a Threshold Value of 60.00;

4)a Call Value of 100.00;

5)an expected term of the notes of approximately one year and six months if the notes are not called on any Call Observation Date;

6)the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date of $0.56 per unit;

7)the Coupon Observation Dates occurring quarterly beginning approximately three months after the pricing date; and

8)the Call Observation Dates occurring quarterly beginning approximately three months after the pricing date.

Hypothetical Contingent Coupon (with Memory) Payments

The hypothetical Starting Value of 100.00 for the Market Measure used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value of the Market Measure. For recent actual prices of the Market Measure, see “The Market Measure” section below. The Ending Value will not include any income generated by dividends paid on the Market Measure, which you would otherwise be entitled to receive if you invested in the Market Measure directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Example 1 - The Observation Value of the Market Measure on the first Coupon Observation Date (which is also the first Call Observation Date) is 50.00. Therefore, no Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Date and the notes are not called.

Example 2 - The Observation Value of the Market Measure on the first Coupon Observation Date (which is also the first Call Observation Date) is below the Coupon Barrier. Therefore, no Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Date and the notes are not called. The Observation Value of the Market Measure on the second Coupon Observation Date is 105.00. Therefore, the notes will be automatically called at $10.00 plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date, calculated as follows:

the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.

= (i) $0.56 x 2 - (ii) $0.00 = $1.12 per unit

Call Payment on the second Call Payment Date = $11.12 per unit.

Example 3 - The Observation Value of the Market Measure on the first Coupon Observation Date (which is also the first Call Observation Date) is below the Coupon Barrier. Therefore, no Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Date and the notes are not called. The Observation Value of the Market Measure on the second Coupon Observation Date is above the Coupon Barrier but below the Call Value. Therefore, a Contingent Coupon Payment (with Memory) of $1.12 per unit ($0.56 x 2 - $0) is paid on the related Coupon Payment Date but the notes are not automatically called. The Observation Value of the Market Measure on the third Coupon Observation Date is 85.00. Therefore, the notes are not automatically called but a Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Date, calculated as follows:

the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.

= (i) $0.56 x 3 - (ii) $1.12 = $0.56 per unit

Contingent Coupon Payment (with Memory) payable on the third Coupon Payment Date = $0.56 per unit.

Autocallable Contingent Coupon (with Memory) Buffered Notes	TS-6

Autocallable Contingent Coupon (with Memory) Buffered Notes Linked to the Common Stock of Micron Technology, Inc., due January 10, 2028

Example 4 - The Observation Value of the Market Measure on each of the first five Coupon Observation Dates (which include the Call Observation Dates) is above the Coupon Barrier but below the Call Value. Therefore, the notes are not automatically called prior to maturity but a Contingent Coupon Payment (with Memory) of $0.56 per unit is paid on each of the first five Coupon Payment Dates. The Ending Value of the Market Measure is 95.00, which is greater than the Coupon Barrier and the Threshold Value. The Redemption Amount will equal $10.00 plus the final Contingent Coupon Payment (with Memory) of $0.56 = $10.56 per unit.

Example 5 - The Observation Value of the Market Measure on each of the first five Coupon Observation Dates (which include the Call Observation Dates) is below the Coupon Barrier. Therefore, the notes are not automatically called prior to maturity and no Contingent Coupon Payment (with Memory) is paid on any of the first five Coupon Payment Dates. If the Ending Value of the Market Measure is less than the Threshold Value (which would also be less than the Coupon Barrier), the Redemption Amount will be less, and possibly significantly less, than the principal amount and no final Contingent Coupon Payment (with Memory) will be payable at maturity. For example, if the Ending Value of the Market Measure is 50.00, the Redemption Amount per unit will be:

Hypothetical Payments at Maturity

The following table is for purposes of illustration only. It assumes that the notes have not been called prior to maturity, does not include the final Contingent Coupon Payment (with Memory), if any, and is based on hypothetical values and shows hypothetical returns on the notes. The table illustrates the calculation of the Redemption Amount based on the hypothetical terms set forth above.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit(3)	Return on the Notes(4)
0.00	-100.00%	$4.000	-60.00%
20.00	-80.00%	$6.000	-40.00%
40.00	-60.00%	$8.000	-20.00%
59.99	-40.01%	$9.999	-0.01%
60.00(1)	-40.00%	$10.000	0.00%
80.00	-20.00%	$10.000	0.00%
100.00(2)	0.00%	$10.000	0.00%
120.00	20.00%	$10.000	0.00%
140.00	40.00%	$10.000	0.00%
160.00	60.00%	$10.000	0.00%
180.00	80.00%	$10.000	0.00%
200.00	100.00%	$10.000	0.00%

(1)This is the hypothetical Threshold Value and Coupon Barrier.

(2)The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value for the Market Measure is set forth on page TS-3 above.

(3)The Redemption Amount per Unit does not include the final Contingent Coupon Payment (with Memory), if any.

(4)The Return on the notes is calculated based on the Redemption Amount, not including any Contingent Coupon Payments (with Memory).

Autocallable Contingent Coupon (with Memory) Buffered Notes	TS-7

Autocallable Contingent Coupon (with Memory) Buffered Notes Linked to the Common Stock of Micron Technology, Inc., due January 10, 2028

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, tax supplement and prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Structure-related Risks

￭Your investment may result in a loss. There is no fixed principal repayment amount on the notes at maturity. If the notes are not called and the Ending Value is less than the Threshold Value, you will lose up to 60% of the principal amount, depending on the negative performance of the Market Measure as measured from the Starting Value to the Ending Value.

￭Your investment return will be limited to the return represented by the Contingent Coupon Payments (with Memory), if any, and may be less than a comparable investment directly in the Market Measure or the stocks that constitute the Market Measure Underlying Index. You will not receive a payment on the notes greater than the principal amount plus the Contingent Coupon Payments (with Memory) that may be payable over the term of the notes, regardless of the extent of any increase in the value of the Market Measure. You will not participate in any positive performance of the Market Measure, which may be significant, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Market Measure.

￭Payments on the notes will not reflect changes in the value of the Market Measure other than on the Coupon Observation Dates, the Call Observation Dates or the Final Calculation Day. Payments on the notes will not reflect changes in the value of the Market Measure other than on the Coupon Observation Dates, the Call Observation Dates or the Final Calculation Day. As a result, even if the value of the Market Measure increases during the term of the notes, you will not receive the Contingent Coupon Payments (with Memory) over the term of the notes if the Observation Value on each Coupon Observation Date is less than the Coupon Barrier. Similarly, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value on the Final Calculation Day, even if the value of the Market Measure was greater than the Threshold Value prior to such Final Calculation Day.

￭The notes do not provide for regular interest payments and you may not receive any Contingent Coupon Payments (with Memory). If the Observation Value is less than the Coupon Barrier on each Coupon Observation Date, you will not receive any Contingent Coupon Payments (with Memory) over the term of the notes and will not receive a positive return on the notes. Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

￭Your notes may be called prior to maturity. If the notes are called, you will be subject to reinvestment risk, and you will lose the opportunity to receive Contingent Coupon Payments (with Memory), if any, that otherwise might have been payable after the date of the call and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

￭Payments on the notes are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of, or any amounts payable on, the notes. You are dependent on our ability to pay all amounts due on the notes on each Coupon Payment Date, upon automatic redemption and at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

Autocallable Contingent Coupon (with Memory) Buffered Notes	TS-8

Autocallable Contingent Coupon (with Memory) Buffered Notes Linked to the Common Stock of Micron Technology, Inc., due January 10, 2028

Valuation- and Market-related Risks

￭The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The notes are not designed to be short-term trading instruments. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them in the secondary market. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may adversely affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways. Factors that may influence the value of the notes include:

ovalue of the Market Measure,

ovolatility of the Market Measure,

oeconomic and other conditions generally,

ointerest rates,

odividend yields,

oour financial condition and creditworthiness, and

otime remaining to maturity.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors. The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Market Measure, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.” above.

￭The notes may not be listed on any securities exchange and secondary trading may be limited. Neither MS & Co. nor MLPF&S is obligated to make a market for, or repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

￭Hedging and trading activity by our affiliates or by MLPF&S and their affiliates could potentially affect the value of the notes. Our hedging and trading activities (including trades in shares of the Market Measure) and any hedging and trading activities we and our affiliates or MLPF&S or their affiliates engage in that are not for your account or on your behalf may affect the market value and return of the notes and may create conflicts of interest with you.

￭Conflicts of interest. There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Autocallable Contingent Coupon (with Memory) Buffered Notes	TS-9

Autocallable Contingent Coupon (with Memory) Buffered Notes Linked to the Common Stock of Micron Technology, Inc., due January 10, 2028

Market Measure-related Risks

￭No obligations for Micron Technology, Inc. The Underlying Company will have no obligations relating to the notes, and neither we nor our affiliates or MLPF&S or their affiliates will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

￭Investing in the notes is not the equivalent to investing in the common stock of Micron Technology, Inc. You will have no rights of a holder of the Market Measure and you will not be entitled to receive shares of the Market Measure or dividends or other distributions by the Underlying Company.

￭No control over Micron Technology, Inc. While we and our affiliates or MLPF&S and their affiliates may from time to time own securities of the Underlying Company, none of us control the Underlying Company, and we have not verified any disclosure made by any other company.

￭Payments on the notes will not be adjusted for all corporate events that could affect the Market Measure. See "Description of the Notes—Anti-Dilution Adjustments Relating to Underlying Stocks" beginning on page PS-41 of the accompanying product supplement.

Tax-related Risks

￭The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. In particular, due to the terms of the securities and current market conditions, there is a substantial risk that the securities could be characterized as debt instruments for U.S. federal income tax purposes, in which case the timing and character of income recognized in respect of the securities could be different from those described herein and possibly adverse to certain investors. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the securities are, absent an exception, expected to withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Autocallable Contingent Coupon (with Memory) Buffered Notes	TS-10

Autocallable Contingent Coupon (with Memory) Buffered Notes Linked to the Common Stock of Micron Technology, Inc., due January 10, 2028

The Market Measure

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because the Market Measure is registered under the Securities Exchange Act of 1934, as amended, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located through the SEC’s website at www.sec.gov by reference to the CIK number set forth below.

This term sheet relates only to the notes and does not relate to the Market Measure or to any other securities of the Underlying Company. None of us, Morgan Stanley, MS&Co. or MLPF&S or our other or their affiliates has participated or will participate in the preparation of the Underlying Company’s publicly available documents. None of us, Morgan Stanley, MS&Co. or MLPF&S or our other or their affiliates has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. None of us, Morgan Stanley, MS&Co. or MLPF&S or our other or their affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Market Measure, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Market Measure and therefore could affect your return on the notes. The selection of the Market Measure is not a recommendation to buy or sell the Market Measure.

Micron Technology, Inc.

Micron Technology, Inc. is a memory and storage solutions company. This Market Measure trades on the Nasdaq Stock Market LLC under the symbol “MU.” The company's CIK number is 0000723125.

The following graph shows the daily historical performance of the Market Measure on its primary exchange for the period from January 1, 2016 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the Market Measure was $1,032.28. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of the Market Measure

This historical data on the Market Measure is not necessarily indicative of the future performance of the Market Measure or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Market Measure during any period set forth above is not an indication that the price per share of the Market Measure is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the prices and trading pattern of the Market Measure.

Autocallable Contingent Coupon (with Memory) Buffered Notes	TS-11

Autocallable Contingent Coupon (with Memory) Buffered Notes Linked to the Common Stock of Micron Technology, Inc., due January 10, 2028

Supplement to the Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the notes at the issue price less the underwriting discount indicated on the cover of this document. MLPF&S will purchase the notes from MS & Co. for resale, and will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet. MLPF&S will offer the notes at the public offering price set forth on the cover page hereto.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

The costs included in the original issue price of the notes will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of MLPF&S has an ownership interest in, which will reduce the economic terms of the notes to you.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MS&Co. may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MS&Co.’s trading commissions and mark-ups or mark-downs. MS&Co. may act as principal or agent in these market-making transactions; however MS&Co. is not obligated to engage in any such transactions. At MS&Co.’s discretion, for a short, undetermined initial period after the issuance of the notes, MS&Co. may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MS&Co. for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Market Measure and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on MS&Co.’s estimate of the value of the notes if MS&Co. were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MS&Co. may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

Autocallable Contingent Coupon (with Memory) Buffered Notes	TS-12

Autocallable Contingent Coupon (with Memory) Buffered Notes Linked to the Common Stock of Micron Technology, Inc., due January 10, 2028

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Market Measure. The related guarantees are Morgan Stanley’s obligations. As is the case for all of our and Morgan Stanley’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and Morgan Stanley’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and Morgan Stanley, Morgan Stanley typically borrows the funds under these types of notes at a rate that is more favorable to Morgan Stanley than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as Morgan Stanley’s internal funding rate, is typically lower than the rate Morgan Stanley would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, if not previously automatically called, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Market Measure and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MS&Co. or one of our other affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, which may include MS&Co. and our other affiliates, and take into account a number of factors, including our and Morgan Stanley’s creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements are expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.

For further information, see “Risk Factors—Valuation and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-12 and PS-15, respectively, and “Use of Proceeds and Hedging” on page PS-26 of the accompanying product supplement.

Autocallable Contingent Coupon (with Memory) Buffered Notes	TS-13

Autocallable Contingent Coupon (with Memory) Buffered Notes Linked to the Common Stock of Micron Technology, Inc., due January 10, 2028

Summary U.S. Federal Tax Consequences

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated coupons, and any coupons as ordinary income, as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In particular, due to the terms of the securities and current market conditions, there is a substantial risk that the securities could be characterized as debt instruments for U.S. federal income tax purposes, in which case the timing and character of income recognized in respect of the securities could be different from those described herein and possibly adverse to certain investors. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

The U.S. federal income tax treatment of the coupons is unclear. To the extent that we have withholding responsibility in respect of the securities, we would expect generally to treat the coupons paid to Non-U.S. Holders as subject to U.S. withholding tax. Moreover, you should expect that, if the applicable withholding agent determines that withholding tax should apply, it will be at a rate of 30% (or lower treaty rate). In order to claim an exemption from, or a reduction in, the 30% withholding under an applicable treaty, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the coupons.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Autocallable Contingent Coupon (with Memory) Buffered Notes	TS-14

Autocallable Contingent Coupon (with Memory) Buffered Notes Linked to the Common Stock of Micron Technology, Inc., due January 10, 2028

Where You Can Find More Information

We and Morgan Stanley have filed a registration statement (including a product supplement, a tax supplement and a prospectus) with the SEC for the offering to which this term sheet relates. You should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and Morgan Stanley have filed with the SEC, for more complete information about us, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or by calling MLPF&S toll-free at 1-800-294-1322.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Principal-at-Risk Notes dated April 8, 2026

Tax Supplement dated April 8, 2026

Prospectus dated April 8, 2026

Terms used but not defined in this document are defined in the accompanying product supplement, in the tax supplement or in the prospectus.

Validity Of The Notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this term sheet have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Morgan Stanley or MSFL, the MSFL Senior Debt Indenture, the notes (together with the MSFL Senior Debt Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 23, 2026, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on February 23, 2026.

Autocallable Contingent Coupon (with Memory) Buffered Notes	TS-15